Exhibit 10.17

Adopted on [___], 2025

FORM OF

RALLIANT CORPORATION DIRECTOR COMPENSATION POLICY

Each non-management director receives:

•	An annual retainer of $100,000 (the “Annual Base Retainer”), payable, based upon election (the “Payment Election”) of such director under the terms of the Ralliant Corporation Non-Employee Director’s Deferred Compensation Plan, as may be amended from time to time (“DCP”), in (i) cash (the “Cash Base Retainer”) equal to the Annual Base Retainer amount, (ii) a RSU grant (the “Equity Base Retainer”) with a target award value of the Annual Base Retainer amount, or (iii) a combination of Cash Base Retainer and Equity Base Retainer, with the allocation between Cash Base Retainer and Equity Base Retainer determined based on the Payment Election.

•	In addition to any Equity Retainer (as defined below), an annual equity award with a target award value of $165,000 (the “Annual Equity Grant”) in the form of restricted stock units (“RSUs”). The RSUs shall vest upon the earlier of (1) the first anniversary of the grant date, or (2) the date of, and immediately prior to, the next annual meeting of Ralliant shareholders following the grant date with the underlying shares issued and delivered upon vesting unless the issuance and delivery thereof are deferred under the DCP.

•	Reimbursement for Ralliant-related out-of-pocket expenses, including travel expenses and expenses for education, related to the director's service on the Board.

In addition, the Board chair receives an annual retainer of $100,000 (the “Annual Board Chair Retainer”), payable, based upon the Payment Election, in (i) cash (“Cash Board Chair Retainer”) equal to the Annual Board Chair Retainer amount, (ii) an annual RSU grant (the “Equity Board Chair Retainer”) with a target award value of the Annual Board Chair Retainer amount, or (iii) a combination of Cash Board Chair Retainer and Equity Board Chair Retainer, with the allocation between Cash Board Chair Retainer and Equity Board Chair Retainer determined based on the Payment Election.

Furthermore, the chair of the Audit Committee receives an annual retainer of $25,000 (the “Annual AC Chair Retainer”), the chair of the Compensation Committee receives an annual retainer of $20,000 (the “CC Chair Retainer”), and the chair of the Nominating and Governance Committee receives an annual retainer of $15,000 (the “NGC Chair Retainer” and, together with the AC Chair Retainer and the CC Chair Retainer, the “Annual Committee Chair Retainers”), which Annual Committee Chair Retainers are payable, based upon the Payment Election, in (i) cash (“Cash Committee Chair Retainer”) and, together with the Cash Base Retainer and the Cash Board Chair Retainer, the “Cash Retainer” equal to the corresponding Annual Committee Chair Retainer amount, (ii) a RSU grant (“Equity Committee Chair Retainer”) and, together with the Equity Base Retainer and the Equity Board Chair Retainer, the “Equity Retainer” with a target award value of the Annual Committee Chair Retainer amount, or (iii) a combination of Cash Committee Chair Retainer and Equity Committee Chair Retainer, with the allocation between Cash Committee Chair Retainer and Equity Committee Chair Retainer determined based on the Payment Election.

The Annual Base Retainer, the Annual Board Chair Retainer, and the Annual Committee Chair Retainers, are referred to collectively as the “Annual Retainer.”

A director will make a single Payment Election that will govern the director’s entire Annual Retainer.

The foregoing notwithstanding, any Annual Board Chair Retainer and/or Annual Committee Chair Retainers that become determined as to a director after the time of an Annual Equity Grant to such director shall be payable in cash until the next Annual Equity Grant notwithstanding any contrary Payment Election by such director.

All Cash Retainers will be paid in four, equal installments following each quarter of service, with any amendments or adjustments to such Cash Retainer effective the quarter following such amendment or adjustment.

If applicable, the grant of the Equity Retainer will be made concurrently with the corresponding Annual Equity Grant; provided that the Equity Retainer shall vest upon the earlier of (1) the first anniversary of the corresponding grant date, or (2) the date of, and immediately prior to, the next annual meeting of Ralliant shareholders following such grant date, but the underlying shares shall not be issued until the earlier to occur of (i) the director’s death, or (ii) the date elected by such director in the corresponding Payment Election, which selected payment date shall not be earlier than the first day of the seventh month following the director's Separation from Service from the Board.